EXHIBIT 99.1

Contact:

Media:  Margaret Kirch Cohen 312-696-6383, margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2006 Financial Results

CHICAGO, Feb. 22, 2007—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2006 financial results. The company reported consolidated revenue of $87.0 million in the fourth quarter of 2006, a 43% increase from revenue of $60.7 million in the fourth quarter of 2005. Morningstar’s fourth-quarter results included $13.6 million in revenue from acquisitions completed in 2006. Consolidated operating income was $20.3 million in the fourth quarter of 2006, an increase of $6.2 million, or 44%, compared with $14.1 million in the same period a year ago. Morningstar’s net income was $13.6 million in the fourth quarter of 2006, or 29 cents per diluted share, compared with $10.1 million, or 22 cents per diluted share, in the fourth quarter of 2005.

Morningstar completed three key acquisitions in 2006—Ibbotson Associates, Inc. on March 1; Aspect Huntley Pty Limited on July 25; and the hedge fund and separate account database division of InvestorForce, Inc. on Aug. 1. Excluding these acquisitions and the impact of foreign currency translations, the company’s fourth-quarter revenue increased approximately 20%. Foreign currency translations had a positive impact of $0.5 million in the fourth quarter. Revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

For the year ended Dec. 31, 2006, revenue increased 39% to $315.2 million, compared with $227.1 million in 2005.  Revenue for the full year included $36.4 million from 2006 acquisitions. Consolidated operating income increased 67% to $77.5 million in 2006, compared with $46.5 million in 2005. Net income was $51.8 million, or $1.11 per diluted share, in 2006, compared with $31.1 million, or 70 cents per diluted share, in 2005.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Our company had a great year in 2006. We generated strong organic revenue growth as well as meaningful growth from acquisitions.  All three segments of our business—Individual, Advisor, and Institutional—had double-digit revenue growth, with the majority of our growth generated by the Institutional segment. More than 40% of our revenue growth came from two key products, Investment Consulting and Morningstar Advisor Workstation.”

He added, “In addition, we performed well on two other important financial measures—operating income and free cash flow, reflecting the fundamental health of our business. Operating income grew 67% to $77.5 million year over year, and we generated free cash flow of $94.0 million in 2006, compared with $41.0 million in 2005. Even though we made several acquisitions last year, we don’t have any debt and our cash position remains very strong.”

Mansueto outlined some of the company’s key accomplishments and disappointments in 2006:

Key Accomplishments

•                  We successfully completed and integrated several acquisitions, including Ibbotson Associates, a leading provider of asset allocation research and services; Aspect Huntley, a leading provider of equity information, research, and financial trade publishing in Australia; and the hedge fund and separate account database division of InvestorForce.

•                  We significantly expanded our hedge fund, separate account, and European and offshore mutual fund databases. We created a pension and life fund database in the United Kingdom and established mutual fund databases in Taiwan and Singapore. We introduced new Investor Return data, also known as dollar-weighted return, to capture how the average investor fared in a fund.

•                  We launched several new Web-based software applications, including Retirement Income StrategistSM, which analyzes an investor’s income needs in retirement; and Morningstar Portfolio BuilderSM, which helps advisors quickly create portfolio proposals.

•                  We achieved meaningful sales of Morningstar Direct outside of the United States, with nearly 25% of Direct’s revenue now coming from international markets. We also introduced several new products overseas, including Portfolio Builder and Morningstar Hypothetical IllustratorSM, a tool that creates customized historical investment illustrations.

Disappointments

•                  Software development for our upgrade of Morningstar Direct took longer than we expected.

•                  The regulatory investigations into Morningstar Associates, which began in late 2004 and early 2005, continued to consume management’s time in 2006 as we held ongoing discussions with regulators in an attempt to work toward a resolution.

Key Business Drivers

Revenue:  In the fourth quarter of 2006, revenue in the Individual segment increased 30% compared with the fourth quarter of 2005; 15 percentage points of this increase came from acquisitions. Revenue in the Advisor segment increased 29%, with 8 percentage points of the increase coming from acquisitions. Revenue in the Institutional segment increased 61%, of which 36 percentage points came from acquisitions.

Revenue from international operations was $14.0 million in the fourth quarter of 2006, an 80% increase from the same period a year ago. International revenue included $4.3 million from acquisitions. Foreign currency translations had a positive impact of $0.5 million on international revenue in the fourth quarter. Excluding the impact of acquisitions and foreign currency translations, international revenue increased approximately 18% compared with the fourth quarter of 2005. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

For the full year, Morningstar’s five largest products by revenue were Investment Consulting, Morningstar® Advisor WorkstationSM, Licensed DataSM, Morningstar.com®, and Morningstar® Principia®.  In 2005, Morningstar’s five largest products were Licensed Data, Advisor Workstation, Principia, Morningstar.com, and Investment Consulting.

Revenue Composition:  Morningstar defines “walk-in” revenue as revenue it expects to recognize during the year from subscriptions and license agreements in place as of Jan. 1 of each year, adjusted for cancellations, currency translations, and other routine adjustments during the year. Morningstar estimates that, as of Jan. 1, 2007, it had walk-in revenue of $182.9 million, which includes $21.2 million from acquisitions completed in 2006. In comparison, Morningstar’s walk-in revenue as of Jan. 1, 2006 was $138.8 million. Walk-in revenue does not include variable revenue from asset-based services such as Morningstar® Managed PortfoliosSM, managed retirement accounts, and Investment Consulting.

Morningstar will no longer report quarterly information on new, renewal, and walk-in revenue. The company is evaluating potential new metrics that it believes may be more useful to investors.

Operating Income:  Consolidated operating income was $20.3 million in the fourth quarter of 2006, a 44% increase from the same period in 2005. Operating expense rose $20.1 million, or 43%, in the fourth quarter of 2006, primarily because of an increase in compensation costs and amortization expense. Compensation-related expense, excluding bonuses, increased $6.5 million, mainly because of an increase in staffing. Worldwide headcount increased to approximately 1,440 employees as of Dec. 31, 2006, compared with 1,130 as of Dec. 31, 2005. This increase includes employees from acquisitions and continued hiring in the company’s development center in China. Bonus expense increased $4.6 million in the quarter, primarily reflecting the fourth-quarter impact of full-year performance versus 2005 and incremental expense from acquisitions. Amortization of intangible assets related to 2006 acquisitions contributed $2.1 million to operating expense in the quarter.

The company’s operating margin was 23.4% in the fourth quarter of 2006, compared with 23.2% in the same period in 2005. For the full year 2006, operating margin was 24.6%, compared with 20.5% in 2005. A $2.3 million decrease in stock-based compensation expense contributed approximately half of the margin improvement for the full-year period.

Free Cash Flow:  Morningstar generated free cash flow of $27.8 million in the fourth quarter of 2006, reflecting cash provided by operating activities of $29.7 million and capital expenditures of approximately $1.9 million. Free cash flow increased by $13.1 million, compared with the prior-year period, mainly because of increases in net income and accrued compensation and a decrease in accounts receivable. For the year ended Dec. 31, 2006, Morningstar generated free cash flow of $94.0 million, reflecting cash provided by operating activities of $98.7 million and capital expenditures of $4.7 million. Free cash flow for the full year increased $53.0 million compared with 2005, because of increases in net income, income taxes payable, accrued compensation, and lower capital expenditures.

Free cash flow is a non-GAAP measure; the accompanying financial tables include a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Dec. 31, 2006, Morningstar had cash, cash equivalents, and investments of $163.8 million, compared with $153.2 million as of Dec. 31, 2005. During the first quarter of 2007, Morningstar expects to make annual bonus payments of approximately $35 million. In addition, Morningstar expects to use $55 million in cash, subject to post-closing adjustments, for its acquisition of Standard & Poor’s mutual fund data business, which the company announced today. For more information, please visit http://global.morningstar.com/SP .

Business Segment Performance

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $21.8 million in the fourth quarter of 2006, a 30% increase from $16.8 million in the fourth quarter of 2005.

•                  Acquisitions contributed revenue of $2.5 million to the Individual segment in the fourth quarter, the majority of which reflects new revenue from Aspect Huntley.

•                  Morningstar.com was the major contributor to segment revenue growth as the number of Premium Memberships continued to expand steadily and ad sales growth remained strong. Premium subscriptions grew to 165,957 as of Dec. 31, 2006, a 13% increase over the prior-year period. Morningstar Equity Research, which includes research related to the Global Analyst Research Settlement as well as company reports and other services sold to additional customers, was another important driver behind growth in this segment for the quarter.

•                  Operating income was $5.6 million in the fourth quarter of 2006, a 26% increase from $4.5 million in the prior-year period.

•                  Operating margin was 25.8% in the fourth quarter of 2006, compared with 26.6% in the fourth quarter of 2005.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $24.2 million in the fourth quarter of 2006, a 29% increase from $18.8 million in the same period in 2005.

•                  Acquisitions contributed revenue of $1.5 million to the Advisor segment in the fourth quarter, the majority of which reflects revenue from Ibbotson.

•                  Licenses for Morningstar Advisor Workstation grew to 153,838 as of Dec. 31, 2006, a 36% increase compared with the prior-year period. The number of Principia subscriptions declined slightly to 47,835 as of Dec. 31, 2006; however, revenue was essentially unchanged.

•                  Operating income was $6.5 million in the fourth quarter of 2006, an increase of 78% compared with $3.7 million in the fourth quarter of 2005.

•                  Operating margin was 27.0% in the fourth quarter of 2006, compared with 19.6% in the prior-year period.

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM ), Licensed Tools and Content, Morningstar DirectSM, Investment Profiles™ & Guides, and Morningstar EnCorr®.

•                  Revenue was $42.6 million in the fourth quarter of 2006, a 61% increase from $26.6 million in the fourth quarter of 2005.

•                  Acquisitions contributed revenue of $9.6 million to the Institutional segment in the fourth quarter, the majority of which was from Ibbotson.

•                  Revenue growth in this segment was primarily driven by Investment Consulting services, which focus on asset allocation and investment selection for funds of funds. The company provided advisory services on approximately $55.5 billion in assets, including $40.5 billion from Morningstar Associates and $15.0 billion from Ibbotson Associates, as of Dec. 31, 2006, compared with approximately $22.1 billion as of Dec. 31, 2005. Assets under advisement for Morningstar Associates grew significantly, reflecting asset growth among existing clients. Licensed Data and Morningstar Direct were also significant contributors to segment revenue growth in the quarter. Morningstar Direct licenses grew to 1,348 as of Dec. 31, 2006, a 37% increase over the prior-year period.

•                  Operating income was $11.6 million in the fourth quarter of 2006, an increase of 68% from $6.9 million in the same period in 2005.

•                  Operating margin was 27.1% in the fourth quarter of 2006, compared with 26.0% in the prior-year period.

Investor Communication: Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission on the first Friday of every month.

Morningstar will hold its annual meeting of shareholders at 9 a.m. on Tuesday, May 22, 2007, at The University of Chicago Gleacher Center, 450 N. Cityfront Plaza, Chicago, Illinois, 60611.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 190,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 15 countries and minority ownership positions in companies based in three other countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2005. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities), nor should this data be considered an indicator of Morningstar’s overall financial performance or liquidity. Also, the free cash flow definition used by Morningstar may not be comparable to similarly titled measures reported by other companies. For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables.  Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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© 2007 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

	Three months ended December 31			Year ended December 31
(in thousands, except per share amounts)	2006	2005	change	2006	2005	change

Revenue	$87,037	$60,740	43.3%	$315,175	$227,114	38.8%
Operating expense (1):
Cost of goods sold	23,861	16,561	44.1%	86,975	64,408	35.0%
Development	8,221	5,163	59.2%	29,494	19,654	50.1%
Sales and marketing	14,103	9,942	41.9%	50,614	39,071	29.5%
General and administrative	15,984	13,167	21.4%	55,590	49,235	12.9%
Depreciation and amortization	4,535	1,796	152.5%	14,975	8,266	81.2%
Total operating expense	66,704	46,629	43.1%	237,648	180,634	31.6%
Operating income	20,333	14,111	44.1%	77,527	46,480	66.8%
Operating margin	23.4%	23.2%	0.2pp	24.6%	20.5%	4.1pp

Non-operating income (expense):
Interest income, net	1,537	1,132	35.8%	4,623	3,078	50.2%
Other income (expense), net	(116)	107	NMF	(459)	121	NMF
Non-operating income, net	1,421	1,239	14.7%	4,164	3,199	30.2%

Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	21,754	15,350	41.7%	81,691	49,679	64.4%
Income tax expense	8,525	5,707	49.4%	32,975	20,224	63.0%
Equity in net income of unconsolidated entities	382	450	(15.1)%	2,787	1,662	67.7%
Income before cumulative effect of accounting change	13,611	10,093	34.9%	51,503	31,117	65.5%
Cumulative effect of accounting change, net of income tax expense of $171 (2)	—	—	—	259	—	NMF
Net income	$13,611	$10,093	34.9%	$51,762	$31,117	66.3%
Basic income per share:
Income before cumulative effect of accounting change	$0.32	$0.25		$1.25	$0.79
Cumulative effect of accounting change	—	—		0.01	—
Net income	$0.32	$0.25		$1.26	$0.79
Diluted income per share:
Income before cumulative effect of accounting change	$0.29	$0.22		$1.10	$0.70
Cumulative effect of accounting change	—	—		0.01	—
Net income	$0.29	$0.22		$1.11	$0.70
Weighted average common shares outstanding:
Basic	41,957	40,109		41,176	39,392
Diluted	47,100	45,730		46,723	44,459

	Three months ended December 31			Year ended December 31
	2006	2005		2006	2005
(1) Includes stock-based compensation expense of:
Cost of goods sold	$313	$271		$1,172	$1,473
Development	146	111		532	603
Sales and marketing	156	128		571	710
General and administrative	1,689	1,530		6,300	8,109
Total stock-based compensation expense	$2,304	$2,040		$8,575	$10,895

(2) Relates to adoption of Statement of Financial Accounting Standards No. 123(R).
NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended December 31			Year ended December 31
	2006	2005	change	2006	2005	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense (1):
Cost of goods sold	27.4%	27.3%	0.1pp	27.6%	28.4%	(0.8)pp
Development	9.4%	8.5%	0.9pp	9.4%	8.7%	0.7pp
Sales and marketing	16.2%	16.4%	(0.2)pp	16.1%	17.2%	(1.1)pp
General and administrative	18.4%	21.7%	(3.3)pp	17.6%	21.7%	(4.1)pp
Depreciation and amortization	5.2%	3.0%	2.2pp	4.8%	3.6%	1.2pp
Total operating expense (2)	76.6%	76.8%	(0.2)pp	75.4%	79.5%	(4.1)pp
Operating margin	23.4%	23.2%	0.2pp	24.6%	20.5%	4.1pp

	Three months ended December 31			Year ended December 31
	2006	2005	change	2006	2005	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.4%	0.4%	—	0.4%	0.6%	(0.2)pp
Development	0.2%	0.2%	—	0.2%	0.3%	(0.1)pp
Sales and marketing	0.2%	0.2%	—	0.2%	0.3%	(0.1)pp
General and administrative	1.9%	2.5%	(0.6)pp	2.0%	3.6%	(1.6)pp
Total stock-based compensation expense (2)	2.6%	3.4%	(0.8)pp	2.7%	4.8%	(2.1)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
($000)	2006	2005	2006	2005

Operating activities
Net income	$13,611	$10,093	$51,762	$31,117
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of accounting change	—	—	(259)	—
Depreciation and amortization	4,535	1,796	14,975	8,266
Deferred income tax expense (benefit)	(1,546)	875	(3,856)	583
Stock-based compensation	2,304	2,040	8,575	10,895
Equity in net income of unconsolidated entities	(382)	(450)	(2,787)	(1,662)
Excess tax benefits from stock option exercises	(4,914)	1,329	(13,734)	2,446
Other, net	169	(88)	793	119
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(6,886)	(11,528)	(9,261)	(14,989)
Other assets	(2,337)	(1,442)	(1,217)	(1,076)
Accounts payable and accrued liabilities	(90)	2,271	(563)	2,167
Accrued compensation	13,995	8,278	16,426	6,997
Deferred revenue	7,378	6,049	10,967	7,364
Income taxes payable	4,001	(512)	26,696	(2,438)
Other liabilities	(188)	(151)	160	(1,344)
Cash provided by operating activities	29,650	18,560	98,677	48,445
Investing activities
Purchases of investments	(23,896)	(23,860)	(81,265)	(78,798)
Proceeds from sale of investments	9,440	21,680	74,679	77,510
Capital expenditures	(1,846)	(3,826)	(4,722)	(7,451)
Acquisitions, net of cash acquired	(472)	—	(117,331)	(8,192)
Other, net	(55)	—	(363)	18
Cash used for investing activities	(16,829)	(6,006)	(129,002)	(16,913)
Financing activities
Proceeds from stock option exercises	7,037	3,202	20,249	7,166
Excess tax benefits from stock option exercises	4,914	—	13,734	—
Proceeds from initial public offering, net	—	—	—	18,108
Payments of long-term debt and capital lease obligations	—	—	—	(18)
Cash provided by financing activities	11,951	3,202	33,983	25,256
Effect of exchange rate changes on cash and cash equivalents	187	(162)	115	(328)
Net increase in cash and cash equivalents	24,959	15,594	3,773	56,460
Cash and cash equivalents — Beginning of period	71,181	76,773	92,367	35,907
Cash and cash equivalents — End of period	$96,140	$92,367	$96,140	$92,367

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended December 31		Year ended December 31
($000)	2006	2005	2006	2005

Cash provided by operating activities	$29,650	$18,560	$98,677	$48,445
Less: capital expenditures	(1,846)	(3,826)	(4,722)	(7,451)
Free cash flow	$27,804	$14,734	$93,955	$40,994

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31,	December 31,
($000)	2006	2005

Assets
Current assets:
Cash and cash equivalents	$96,140	$92,367
Investments	67,611	60,823
Accounts receivable, net	65,176	47,530
Other	8,557	5,495
Total current assets	237,484	206,215

Property and equipment, net	15,869	17,355
Investments in unconsolidated entities	18,659	16,355
Goodwill	86,680	17,500
Intangible assets, net	72,841	7,251
Deferred tax asset, net	13,789	29,729
Other assets	2,516	1,906
Total assets	$447,838	$296,311

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$21,014	$13,664
Accrued compensation	40,856	26,463
Income tax payable	1,620	1,259
Deferred revenue	100,525	71,155
Deferred tax liability, net	1,266	833
Other	2,182	2,467
Total current liabilities	167,463	115,841

Accrued compensation	7,591	4,458
Other long-term liabilities	3,361	2,298
Total liabilities	178,415	122,597

Total shareholders’ equity	269,423	173,714

Total liabilities and shareholders’ equity	$447,838	$296,311

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended December 31			Year ended December 31
($000)	2006	2005	change	2006	2005	change

Revenue
Individual	$21,814	$16,823	29.7%	$80,706	$63,448	27.2%
Advisor	24,226	18,821	28.7%	94,694	72,689	30.3%
Institutional	42,648	26,551	60.6%	146,085	95,947	52.3%
Eliminations	(1,651)	(1,455)	13.5%	(6,310)	(4,970)	27.0%
Consolidated revenue	$87,037	$60,740	43.3%	$315,175	$227,114	38.8%

Revenue — U.S.	$73,020	$52,933	37.9%	$270,899	$197,672	37.0%
Revenue — international	$14,017	$7,807	79.5%	$44,276	$29,442	50.4%

Operating income (loss) (1)
Individual	$5,628	$4,482	25.6%	$22,921	$15,005	52.8%
Advisor	6,538	3,681	77.6%	26,734	14,617	82.9%
Institutional	11,570	6,897	67.8%	37,244	20,544	81.3%
Corporate items and eliminations	(3,403)	(949)	258.6%	(9,372)	(3,686)	154.3%
Consolidated operating income	$20,333	$14,111	44.1%	$77,527	$46,480	66.8%

Operating margin (1)
Individual	25.8%	26.6%	(0.8)pp	28.4%	23.6%	4.8pp
Advisor	27.0%	19.6%	7.4pp	28.2%	20.1%	8.1pp
Institutional	27.1%	26.0%	1.1pp	25.5%	21.4%	4.1pp
Consolidated operating margin	23.4%	23.2%	0.2pp	24.6%	20.5%	4.1pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

($000)	Q4 2006	Q4 2005	change	Full-Year 2006
Revenue composition (1)
New revenue	$15,449	$13,916	11.0%	$45,081
Renewal revenue	38,947	27,095	43.7%	101,213
Walk-in revenue	19,022	19,729	(3.6)%	132,447
Revenue excluding acquisitions	73,418	60,740	20.9%	278,741
Acquisitions (2)	13,619	—	NMF	36,434
Consolidated revenue	$87,037	$60,740	43.3%	$315,175
% of revenue excluding acquisitions
New revenue	21.0%	22.9%	(1.9)pp	16.2%
Renewal revenue	53.1%	44.6%	8.5pp	36.3%
Walk-in revenue	25.9%	32.5%	(6.6)pp	47.5%
Revenue excluding acquisitions	100.0%	100.0%	—	100.0%

(1) Morningstar separates revenue into three categories: 1) new revenue, defined as revenue from selling additional products to current customers or from selling to new customers; 2) renewal revenue, defined as revenue from renewals of subscriptions or licenses; and 3) “walk-in” revenue, defined as revenue it expects to recognize during the year from subscriptions and license agreements in place as of January 1 of each year, adjusted for cancellations, currency translations, and other routine adjustments during the year. Morningstar will no longer report quarterly information on new, renewal, and walk-in revenue.

(2) Revenue from acquisitions has not been incorporated into new, renewal, or walk-in revenue.

		As of December 31
		2006	2005	% change
Our employees
Worldwide headcount (approximate)		1,440	1,130	27.4%
Number of U.S. stock analysts		95	87	9.2%
Number of worldwide stock analysts		113	87	29.9%
Number of U.S. fund analysts		28	28	—
Number of worldwide fund analysts		53	48	10.4%
Our business
Morningstar.com Premium subscriptions		165,957	147,010	12.9%
Registered users for Morningstar.com (U.S.)		4,811,162	4,337,593	10.9%
U.S. Advisor Workstation licenses		153,838	113,461	35.6%
Principia subscriptions		47,835	49,728	(3.8)%
Morningstar Direct licenses		1,348	985	36.9%
Assets under management for Morningstar Managed Portfolios		$1.8 bil	$1.4 bil	28.6%
Assets under management for managed retirement accounts		$8.6 bil	$285.0 mil	NMF
Morningstar Associates		$647.0 mil	$285.0 mil	127.0%
Ibbotson Associates (3)		$8.0 bil	—	NMF
Assets under advisement for Investment Consulting		$55.5 bil	$22.1 bil	151.1%
Morningstar Associates		$40.5 bil	$22.1 bil	83.3%
Ibbotson Associates (3)		$15.0 bil	—	NMF

(3) Ibbotson Associates was acquired on March 1, 2006.

	Three months ended December 31		Year ended December 31
($000)	2006	2005	2006	2005
Effective income tax expense rate
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	$21,754	$15,350	$81,691	$49,679
Equity in net income of unconsolidated entities	382	450	2,787	1,662
Total	$22,136	$15,800	$84,478	$51,341
Income tax expense	$8,525	$5,707	$32,975	$20,224
Effective income tax expense rate	38.5%	36.1%	39.0%	39.4%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended December 31			Year ended December 31
($000)	2006	2005	% change	2006	2005	% change

Consolidated revenue	$87,037	$60,740	43.3%	$315,175	$227,114	38.8%
Less: acquisitions	(13,619)	—	NMF	(36,434)	—	NMF
Less: impact of foreign currency	(461)	—	NMF	(793)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$72,957	$60,740	20.1%	$277,948	$227,114	22.4%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended December 31			Year ended December 31
($000)	2006	2005	% change	2006	2005	% change

International revenue	$14,017	$7,807	79.5%	$44,276	$29,442	50.4%
Less: acquisitions	(4,333)	—	NMF	(8,268)	—	NMF
Less: impact of foreign currency	(461)	—	NMF	(793)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$9,223	$7,807	18.1%	$35,215	$29,442	19.6%